Exhibit (a)(5)(H)

IDT Press Contact:

Graham Robertson

Integrated Device Technology, Inc. Corporate

Phone: (408) 284-2644

Email: graham.robertson@IDT.com

IDT Investor Relations Contacts:

Mike Knapp

Integrated Device Technology, Inc. Investor Relations

Phone: (408) 284-6515

Email: mike.knapp@IDT.com

Andrew Cole/John Christiansen

Sard Verbinnen & Co

Phone: (212) 687-8080/(415) 618-8750

Email: idt-svc@sardverb.com

Integrated Device Technology, Inc. Commences Exchange Offer to Acquire PLX Technology, Inc.

SAN JOSE, Calif., May 22, 2012—Integrated Device Technology, Inc. (IDT®; NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, through a wholly owned subsidiary, is commencing today an exchange offer to acquire all outstanding shares of common stock of PLX Technology, Inc. (NASDAQ: PLXT) for (i) $3.50 in cash and (ii) 0.525 shares of IDT common stock for each PLX common share outstanding, without interest and less any applicable withholding taxes. The exchange offer is being made pursuant to a Prospectus/Offer to Purchase, dated May 22, 2012, and in connection with an Agreement and Plan of Merger, dated April 30, 2012 (the “Merger Agreement”), which IDT and PLX previously announced on April 30, 2012.

The exchange offer and any withdrawal rights to which PLX’s stockholders may be entitled will expire at 12:00 midnight EST on June 20, 2012, unless the exchange offer is extended in accordance with the Merger Agreement or applicable law. Participants in the PLX Employee Stock Ownership Plan (the “ESOP”) must provide instructions to Union Bank N.A. (acting on behalf of U.S. Bank National Association) to tender, or not tender, the shares allocated to their accounts under the ESOP no later than 5:00 p.m. EST on June 15, 2012, unless the exchange offer is extended in accordance with the Merger Agreement or applicable law. Following the acceptance for payment of shares in the exchange offer and completion of the transactions contemplated in the Merger Agreement, PLX will become a wholly-owned subsidiary of IDT.

There is no financing condition to the exchange offer. The closing of the exchange offer is subject to various conditions set forth in the Merger Agreement, including, but not limited to (i) the valid tender into the exchange offer, without proper withdrawal, of a number of shares of PLX common stock that, together with shares of PLX common stock then directly or indirectly owned by IDT, represents at least a majority of the outstanding shares of PLX common stock, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the Merger Agreement and approval of the merger, (ii) the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) the registration statement for IDT’s common stock issuable in connection with the exchange offer and the second step merger being declared effective by the Securities and Exchange Commission (“SEC”) and not subject to any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn, (iv) the approval of the listing of such shares on NASDAQ and (v) the absence of any Company

Material Adverse Effect (as defined in the Merger Agreement and described in the Prospectus/Offer to Purchase) with respect to PLX’s business. Subject to the terms of the Merger Agreement, IDT reserves the absolute right in its sole discretion to waive any of the specified conditions of the exchange offer in the case of any shares tendered; provided, however, that the conditions described in clauses (i) through (iv) of this paragraph shall not be waivable and may not be waived by IDT.

The complete terms and conditions of the exchange offer are included in the Prospectus/Offer to Purchase, letter of transmittal and other related materials to be filed by IDT with the SEC today. In addition, PLX will also file today a Solicitation/Recommendation Statement with the SEC relating to the exchange offer and describing the Board of Directors of PLX’s unanimous recommendation that PLX stockholders tender their shares into the exchange offer.

Additional Information

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer will only be made through a prospectus, which is part of the registration statement on Form S-4, as well as a Tender Offer Statement on Schedule TO, form of letter of transmittal and other documents relating to the exchange offer (collectively, the “Exchange Offer Materials”), each to be filed with the SEC by IDT today. In addition, PLX will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the exchange offer. IDT and PLX will mail the Exchange Offer Materials, as well as the Schedule 14D-9, to PLX stockholders. Investors and security holders are urged to carefully read these documents and the other documents relating to the transactions contemplated by the Merger Agreement because these documents will contain important information relating to the exchange offer and related transactions. Investors and security holders may obtain a free copy of these documents with the SEC, and other annual, quarterly and special reports and other information filed with the SEC by IDT or PLX, at the SEC’s website at www.sec.gov. In addition, such materials will be available from IDT or PLX, or by calling Innisfree M&A Incorporated, the information agent for the exchange offer, toll-free at (877) 456-3463. Banks and brokers may call collect at (212) 750-5833.

About Integrated Device Technology, Inc.

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

Forward-Looking Statements

Certain statements in this press release may contain forward-looking statements relating to IDT, including IDT’s expectations for its proposed acquisition of PLX. All statements included in this press release concerning activities, events or developments that IDT expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: uncertainties as to the timing of the exchange offer and the subsequent merger; uncertainties as to how many of PLX’s stockholders will tender their shares of common stock in the exchange offer; the risk that competing offers or acquisition proposals will be made; the risk that the exchange offer and the subsequent merger will not close because of a failure to satisfy one or more of the offer closing conditions (including regulatory approvals); the risk that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the exchange offer or the merger may result in significant costs of defense, indemnification and liability; the risk that IDT’s or PLX’s business will have been adversely impacted during the pendency of the exchange offer and the merger; the risk that the operations of the companies will not be integrated successfully; the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; and other economic, business and competitive factors affecting the business of IDT generally, including those set forth in the filings of IDT with the SEC from time to time, including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date of this communication and IDT does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

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IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.